Exhibit 7.16

SUPPLEMENTAL DEED
TO SHAREHOLDERS AGREEMENT

AMONGST

MAXEON SOLAR TECHNOLOGIES, LTD.

AND

TOTALENERGIES SOLAR INTL SAS

AND

TOTALENERGIES GAZ & ELECTRICITÉ HOLDINGS SAS

AND

ZHONGHUAN SINGAPORE INVESTMENT AND DEVELOPMENT PTE. LTD.

DATED THE            20th     DAY OF          June                  2024

i

SUPPLEMENTAL DEED
TO THE SHAREHOLDERS AGREEMENT

THIS DEED is made on the	20th day of June	2024

AMONGST:

(1)
MAXEON SOLAR TECHNOLOGIES, LTD. (Company Registration No. 201934268H), a company incorporated in Singapore and having its registered office at 8 Marina Boulevard, #05-02, Marina Bay Financial Centre, Singapore 018981 (the "Company");

(2)
TOTALENERGIES SOLAR INTL SAS (Company Registration No. 505 028 118), a société par actions simplifiée incorporated in France and having its registered office at 2 place Jean Millier La Défense 92400 Courbevoie France ("TotalEnergies Solar");

(3)
TOTALENERGIES GAZ & ELECTRICITÉ HOLDINGS SAS (Company Registration No. 402 975 825), a société par actions simplifiée incorporated in France and having its registered office at 2 place Jean Millier La Défense 92400 Courbevoie Cedex France ("TEGEH" and together with TotalEnergies Solar, "TotalEnergies"); and

(4)
ZHONGHUAN SINGAPORE INVESTMENT AND DEVELOPMENT PTE. LTD. (Company Registration No. 201939428H), a company incorporated in Singapore and having its registered office at 6 Raffles Quay, #14-06, Singapore 048580 ("TZS" and together with TotalEnergies, the "Shareholders" and each, a "Shareholder"),

(collectively, the "Parties" and each, a "Party").

WHEREAS:

(A)	The Parties had entered into a shareholders agreement dated 26 August 2020 in relation to the Company (the "Shareholders Agreement"), a copy of which is set out in Appendix A.

(B)
TZS has agreed to provide additional financing to the Company through, amongst others, the subscription of additional 7.50% convertible first lien senior secured notes due 2027 and new 9.0% convertible first lien senior secured notes due 2029 (the "Proposed Transactions"). In connection with the Proposed Transactions, the Parties have agreed to execute this Deed to amend and supplement the Shareholders Agreement on the terms and conditions of this Deed, which is supplemental to the Shareholders Agreement.

(C)
Under Section 19 of the Shareholders Agreement, the Shareholders Agreement may be amended, modified or supplemented only by a written instrument duly executed by the Company and each Shareholder (as hereinafter defined). In addition, pursuant to Section 3(c)(viii) of the Shareholders Agreement, subject to the provisions of the Companies Act 1967 of Singapore, for so long as a Shareholder Beneficially Owns (as defined under the Shareholders Agreement) at least 15% of the outstanding ordinary shares in the capital of the Company, the Company shall not amend, modify or waive any of the provisions of the Shareholders Agreement without first obtaining Independent Director Approval (as defined under the Shareholders Agreement).

(D)
On June 18, 2024, Independent Director Approval for the amendment of the Shareholders Agreement in accordance with the terms and conditions of this Deed was obtained by the resolutions of the Independent Directors (as defined under the Shareholders Agreement), each of whom comprise the audit committee of the board of directors of the Company.

IT IS AGREED as follows:

1.	DEFINITIONS & INTERPRETATION

1.1	Definitions

All terms and expressions used in this Deed which are defined or construed in the Shareholders Agreement but are not defined or construed in this Deed shall have the same meanings and construction as in the Shareholders Agreement, unless context requires otherwise.

1.2	Interpretation

(a)
References to "Clauses", "Recitals" and "Appendix" are, respectively, to the clauses of, and the recitals, appendix and schedule to, this Deed. The Recitals and the Appendix to this Deed shall form an integral part of, and shall be deemed to be incorporated into, this Deed.

(b)	The headings in this Deed are inserted for convenience only and shall not affect the interpretation hereof.

(c)	Unless the context otherwise requires, references to the singular number shall include references to the plural number and vice versa, and the use of any gender shall include all genders.

(d)	References to any agreement or document including this Deed shall include such agreement or document as amended, modified, varied or supplemented from time to time.

(e)
Any reference in this Deed to a statute or statutory provision shall include that statute or provision and any regulations made in pursuance thereof as from time to time modified or re-enacted, whether before or after the date of this Deed, so far as such modification or re-enactment applies or is capable of applying to any transactions entered into after the date hereof and (so far as liability thereunder may exist or can arise) shall include also any past statute or statutory provision or regulation (as from time to time modified or re-enacted) which such provision or regulation has directly or indirectly replaced.

(f)
References in this Deed to anything which any Party is required to do or not to do shall include its acts, defaults and omissions, whether direct or indirect, on its own account, or for or through any other person, and those which it permits or suffers to be done or not done by any other person.

(g)
Any reference to "person" shall include any individual, partnership, joint venture, corporation, limited liability company, trust, association, government, governmental agency or department or any other entity.

(h)
The word "including" and similar words and terms shall not be construed as being by way of limitation and shall mean "including without limitation" and "otherwise" shall not be construed as limited by words with which it is associated.

2.	AMENDMENTS TO THE SHAREHOLDERS AGREEMENT

The Parties agree that, notwithstanding anything contrary in the Shareholders Agreement, the Shareholders Agreement shall stand amended with effect on and from the date of this Deed, as follows:

(a)
that the definition of "Beneficially Own" at Section 1(a)(vi) (Definitions; Interpretation) of the Shareholders Agreement be amended to reflect the additions indicated by the underlined text below and the deletions as indicated by the deleted text below:

""Beneficially Own” (and, with correlative meanings, "Beneficial Ownership" and "Beneficially Owned") has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act, provided that, for purposes of this Agreement, TZS shall, at any given time, be deemed to Beneficially Own all of the Ordinary Shares (i) it is then entitled to purchase under the Option, whether at such time or at the Option Expiration Date, and (ii) issuable to TZS on account of accrued interest for any completed interest period for which the Company has elected, by giving notice in accordance with the applicable indenture, to exercise a right under such indenture to pay such interest in Ordinary Shares for any Convertible Debentures held by TZS~~; provided, further, that, for purposes of this Agreement, neither TZS nor Total shall, at any given time, be deemed to Beneficially Own any Ordinary Shares that have been issued or may be issuable to such Shareholder under such Shareholder’s Mirror Confirmation Agreement~~.";

(b)
that the definition of "Convertible Debentures" at Section 1(a)(xvii) (Definitions; Interpretation) of the Shareholders Agreement be amended to reflect the additions indicated by the underlined text below:

""Convertible Debentures" means the Company's 6.5% Green Convertible Notes due 2025, adjustable rate convertible second lien senior secured notes due 2028, 7.5% convertible first lien senior secured notes due 2027 (which is to be amended to Variable-Rate convertible first lien senior secured notes due 2029)  and 9.0% convertible first lien senior secured notes due 2029, in each case as any of the foregoing may be amended from time to time.";

(c)	that a new definition of "Strategy and Transformation Committee" be inserted immediately after Section 1(a)(lvii) of the Shareholders Agreement, as follows:

"(lvii)(A) "Strategy and Transformation Committee" means the strategy and transformation committee of the Board, or such committee performing the functions of overseeing and implementing the strategic and transformation initiatives in accordance with its transformation plan as approved by the Board.";

(d)	that Section 1(c)(v) be amended to reflect the additions indicated by the underlined text below and the deletions as indicated by the deleted text below:

(v) the term "outstanding Ordinary Shares" and terms of similar import mean, at any given time, the total number of Ordinary Shares actually issued and outstanding as of such time but without regard to (x) any Equity Securities or other securities or instruments, including any Convertible Debentures, that are exercisable or exchangeable for or convertible into Ordinary Shares, or (y) any Ordinary Shares that are at such time, or previously were, subject to or intended to be repurchased ~~repurchase~~ by the Company (whether or not such repurchase is or was subject to conditions) under the Physical Delivery Forward Transaction ~~or the Mirror Confirmation Agreements~~, unless expressly specified otherwise;

(e)	that Section 2(h)(i) (Shareholder Representation) of the Shareholders Agreement be amended to reflect the additions indicated by the underlined text below:

"Shareholder Representation. Save for the Strategy and Transformation Committee, so ~~So~~ long as a Shareholder has the right to designate at least one (1) Director for election to the Board pursuant to Section 2(d), the Company shall, to the fullest extent permitted by applicable law, cause each committee of the Board to (A) include in its membership at least one (1) of such Shareholder’s Designees and (B) if the other Shareholder has the right to designate at least one (1) Director for election to the Board pursuant to Section 2(d), an equal number of Designees of such other Shareholder, except, in each case of clauses (A) and (B), (x) to the extent that such membership would violate applicable securities laws or the rules of the stock exchange or stock market on which the Ordinary Shares are then listed or (y) if the primary purpose of such committee is to consider any matter in which there is a potential conflict of interests between the Company (or any of its Subsidiaries), on the one hand, and such Shareholder (or any of its Affiliates), on the other hand, as determined by the members of the Board (excluding such Shareholder’s Designee(s)) in their reasonable judgment.";

(f)
that Section 2(h)(iii) (Coordination Committee) of the Shareholders Agreement be amended to reflect the additions indicated by the underlined text below and the deletions as indicated by the deleted text below:

"~~Coordination Committee~~ Strategy and Transformation Committee. Effective as of June 20, 2024~~the Effective Time~~, the Board shall designate and, ~~until the second anniversary of the Effective Date and for so long as TZS Beneficially Owns at least 15% of the outstanding Ordinary Shares,~~ maintain a ~~Coordination Committee~~ Strategy and Transformation Committee, the members of which shall consist of ~~include at least~~ one (1) TZS Designee and ~~such~~ two (2) other Directors as are selected by the Board.  The ~~Coordination Committee~~ Strategy and Transformation Committee shall convene no less than a ~~quarterly~~ monthly basis to oversee and implement the strategic and transformation initiatives in accordance with the Company’s transformation plan as approved by the Board."

; and

(g)	that Section 2(l) (Board Approval) of the Shareholders Agreement be amended to reflect the additions indicated by the underlined text below and the deletions as indicated by the deleted text below:

"Board Approval. Except as otherwise provided in this Agreement and except for any action of the any committee of the Board taken within the scope of the authority delegated to such committee by the Board (which actions shall require approval or consent of members of such committee in accordance with such committee's charter), any action by the Board will require the approval or consent of a majority of the Directors present and competent to vote."

3.	REPRESENTATIONS & WARRANTIES

3.1	Each Party hereby represents and warrants to the other Party that:

(a)
it is a company duly organised, validly existing and in good standing under the laws of its place of incorporation and has full power, capacity and authority to enter into, and perform and comply with its obligations under, this Deed;

(b)
the execution, delivery and performance of this Deed will not conflict with, violate or breach any law to which it is subject, or relationship or business, contractual or otherwise, to which it is a party;

(c)
the execution, delivery and performance of this Deed has been duly and effectively authorised by all necessary corporate actions on its part (if applicable) and this Deed will be duly and validly executed, and delivered by it and when so executed, constitutes binding and enforceable obligations on it in accordance with its terms; and

(d)
it shall have and maintain in effect at all times during the term of this Deed, all licences, authorisations, permits, consents and approvals from the relevant governmental, regulatory or other competent authorities to perform its obligations under this Deed.

3.2
Each of the warranties set out in this Clause 3 shall be construed as a separate warranty and (save as expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other warranty or other term of this Deed.

4.	MISCELLANEOUS

4.1	Release and Indulgence

Any liability to any of the Parties under this Deed may in whole or in part be released, compounded or compromised, or time or indulgence given, by any other Party in its absolute discretion in writing without in any way prejudicing or affecting any of its other rights against that Party.

4.2	No Implied Waivers; Remedies Cumulative

No failure on the part of any party to exercise, and no delay on its part in exercising, any right or remedy under this Deed will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law.

4.3	Time of Essence

Any time or period mentioned in any provision of this Deed may be extended by mutual agreement in writing between the Parties but as regards any time, date or period originally fixed or any time, date or period so extended as aforesaid, time shall be of the essence.

4.4	Costs

Each Party shall bear its own costs and expenses in connection with this Deed, including without limitation, the preparation, execution and enforcement of this Deed.

4.5	Severability

The illegality, invalidity or unenforceability of any provision of this Deed under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

4.6	Amendments and Modifications

This Deed or any provisions of this Deed may be amended, modified, waived or terminated only by written agreement duly signed by all the Parties (and the approval of the directors, representatives and employees of the Company shall not be required in respect of any such amendment, modification, waiver or termination).

4.7	Further Assurance

Each Party agrees to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as may be required to implement and/or give effect to this Deed and the transactions contemplated by it. For this purpose, each Shareholder hereby irrevocably appoints the Company acting by any one or more of the Directors or any persons authorised by the Directors, to be its attorney and on its behalf and in its name or otherwise, and with full power of substitution, to execute and do all such assurances, acts and things which such Shareholder is required to do under this Deed and (without prejudice to the generality of the foregoing) to seal and deliver and otherwise perfect any deed, assurance, agreement, instrument or act which it may deem proper. Each Shareholder hereby ratifies and confirms and agrees to ratify and confirm whatever any such attorney as is mentioned aforesaid shall do or purport to do as aforesaid.

4.8	Counterparts

This Deed may be signed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one agreement. Any Party may enter into this Deed by signing any such counterpart. Each counterpart may be signed and executed by the parties and transmitted by facsimile transmission and shall be as valid and effectual as if executed as an original.

4.9	Agreement to Bind Successors and Assigns

This Deed shall be binding on and shall enure to the benefit of each of the Parties' successors and permitted assigns. Any reference in this Deed to any of the Parties shall be construed accordingly.

4.10	Contracts (Rights of Third Parties) Act

A person who is not a party to this Deed shall not have any rights under the Contracts (Rights of Third Parties) Act 2001 to enforce any term of this Deed.

4.11	Continuing Effect of Agreement

(a)
All provisions of this Deed shall insofar as they are capable of being performed or observed continue in full force and effect notwithstanding any completion except in respect of those matters then already performed.

(b)	This Deed shall be binding on and shall enure for the benefit of each Party's successors and assigns.

4.12	Rights Several

The rights of the Parties hereunder are several. Each Party to this Deed shall have the right to protect and enforce its rights arising under this Deed and it shall not be necessary for any other Party to be joined in any proceedings for this purpose.

4.13	No Merger

Save insofar as the same has been performed in full and save as otherwise set out in this Deed, the representations, warranties, undertakings, agreements, indemnities and releases and other provisions contained in this Deed shall not be extinguished or affected by completion and shall remain in full force and effect notwithstanding completion.

4.14	Construction

As the Parties have participated in the drafting of this Deed, the Parties agree that any applicable rule requiring the construction of this Deed or any provision hereof against the Party drafting this Deed shall not apply.

4.15	Confirmation and Incorporation

(a)
Except to the extent supplemented, varied or amended by the provisions of this Deed, the terms and conditions of the Shareholders Agreement are hereby confirmed and shall remain in full force and effect.

(b)
The Shareholders Agreement and this Deed shall be read and construed as one document and this Deed shall be considered to be part of the Shareholders Agreement and, without prejudice to the generality of the foregoing, where the context so allows, all references in the Shareholders Agreement to "this Agreement", "hereof", "herein", "herewith", "hereunder" and words of similar effect, shall be read and construed as references to the Shareholders Agreement as amended, modified or supplemented by this Deed.

(c)	For the avoidance of doubt, nothing in this Deed shall affect any accrued rights or interests of the Parties under the Shareholders Agreement existing immediately prior to the date of this Deed.

(d)
This Deed shall be governed by and construed in accordance with the laws of Singapore and the Parties agree that Sections 15 (Governing Law) and 18 (Notices) of the Shareholders Agreement shall apply, mutatis mutandis, to this Deed.

4.16	Prevalence of Deed

In the event of any inconsistency between the provisions of this Deed and the Shareholders Agreement and/or the Constitution, the provisions of this Deed shall prevail and the Shareholders shall procure the amendment of the Shareholders Agreement and/or the passing of special resolutions for the amendment of the Constitution to reflect the provisions of this Deed.

(Signature page follows)

IN WITNESS WHEREOF this Deed has been duly executed and delivered on the date stated at the beginning of the document.

The Company

EXECUTED as a Deed by
MAXEON SOLAR TECHNOLOGIES, LTD.
By:
/s/ William Patrick Mulligan III
Director

Name:	William Patrick Mulligan III

in the presence of:
/s/ Imee Ancheta
Signature of Witness

Name of Witness:	Imee Ancheta
Address:	51 Rio Robles
San Jose, CA
95134
Execution page to Supplemental Deed

The Shareholders

TOTALENERGIES SOLAR INTL SAS
/s/ Laurent Wolffsheim
[President]

Name:	Laurent Wolffsheim
Execution page to Supplemental Deed

TOTALENERGIES GAZ & ELECTRICITÉ HOLDINGS SAS
/s/ Vincent Stoquart
[President]

Name:	Vincent Stoquart

Execution page to Supplemental Deed

EXECUTED as a Deed by
ZHONGHUAN SINGAPORE INVESTMENT AND DEVELOPMENT PTE. LTD.
By:
/s/ Qin Shilong
Director

Name:	Qin Shilong

in the presence of:
/s/ Ren Wei
Signature of Witness

Name of Witness:	Ren Wei
Address:	c/o TCL Zhonghuan Renewable Energy Technology Co., Ltd.
No. 10 South Haitai Road, Huayuan Industrial Park, Xiqing District, Tianjin, China
Attention: REN Wei (Head of Investment Dept.); XIA Leon (Head of Legal Dept.)
Email: renwei@tzeco.com; leon.xia@tcl.com

APPENDIX A
SHAREHOLDERS AGREEMENT

A-1